Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

Union Bankshares Corporation

Richmond, Virginia

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated April 4, 2018, relating to the consolidated financial statements and the effectiveness of Access National Corporation’s internal control over financial reporting. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Access National Corporation's internal control over financial reporting as of December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
Richmond, Virginia
November 15, 2018